UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

MEXICAN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-28234	76-0493269
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1135 EDGEBROOK, HOUSTON, TEXAS 77034-1899
(Address of principal executive offices)                                                                                     (Zip Code)

(Registrant's telephone number, including area code): (713) 943-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2007 Mexican Restaurants, Inc. (the “Company”) entered into a Credit Agreement (the “Wells Fargo Agreement”) with Wells Fargo Bank, N.A. (“Wells Fargo”) in order to increase the revolving loan amount available to the Company.  In connection with the execution of the Wells Fargo Agreement, the Company prepaid and terminated its existing Amended and Restated Revolving Credit and Term Loan Agreement between the Company and Bank of America, successor to Fleet National Bank.  The Wells Fargo Agreement provides for a revolving loan of up to $10 million with an option to increase the revolving loan by an additional $5 million for a total of $15 million.  The Wells Fargo Agreement terminates on June 29, 2010.  At the Company’s option, the revolving loan bears an interest rate equal to either the Wells Fargo’s Base Rate plus a stipulated percentage or LIBOR plus a stipulated percentage.  The Company is subject to a non-use fee of 0.50% on the unused portion of the revolver from the date of the Wells Fargo Agreement.  The Company has pledged the stock of its subsidiaries, its leasehold interests, its patents and trademarks and its furniture, fixtures and equipment as collateral for its credit facility with Wells Fargo Bank, N.A.  The Wells Fargo Agreement requires the Company to maintain certain minimum EBITDA levels, leverage ratios and fixed charge coverage ratios.

The foregoing description of the Wells Fargo Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Wells Fargo Agreement, which is filed as an exhibit to this Form 8-K.  The information reported under Item 1.02 and 2.03 with respect to the Wells Fargo Agreement and the Amended and Restated Revolving Credit and Term Loan Agreement is incorporated into this Item 1.01 by reference.

Item 1.02.                      Termination of a Material Definitive Agreement.

On June 29, 2007, with certain of the proceeds the Company obtained under the Wells Fargo Agreement, the Company prepaid and terminated its existing Amended and Restated Revolving Credit and Term Loan Agreement with Bank of America, successor to Fleet National Bank, without incurring material termination penalties.  The Amended and Restated Revolving Credit and Term Loan Agreement provided for a revolving loan of up to $7.5 million.  As of June 29, 2007 under the Bank of America loan, the Company had outstanding loans with an aggregate principal amount of approximately $6.1 million.  The interest rate was either the prime rate or LIBOR plus a stipulated percentage.  The Company was subject to a non-use fee of 0.75% on the unused portion of the revolver from the date of the credit agreement.  The Company had pledged the stock of its subsidiaries, its leasehold interests, its patents and trademarks and its furniture, fixtures and equipment as collateral for its credit facility with Bank of America.  The Amended and Restated Revolving Credit and Term Loan Agreement with Bank of America required the Company to maintain certain minimum EBITDA levels, leverage ratios and fixed charge coverage ratios.  The information reported under Items 1.01 and 2.03 with respect to the Wells Fargo Agreement and the Amended and Restated Revolving Credit and Term Loan Agreement is incorporated into this Item 1.02 by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2007 the Company incurred an aggregate principal amount of approximately $6.8 million of indebtedness for a revolving loan under the Wells Fargo Agreement.  Such indebtedness was used to prepay all amounts outstanding and currently owed to Bank of America under the Amended and Restated Revolving Credit and Term Loan Agreement and one seller note issued to the Company’s former franchisee in January 2004 ($500,000 plus accrued interest).  The information reported under Item 1.01 and 1.02 with respect to the Wells Fargo Agreement and the Amended and Restated Revolving Credit and Term Loan Agreement is incorporated into this Item 2.03 by reference.

Item 9.01.                      Financial Statements and Exhibits.

(c)           Exhibits.

The following is filed as Exhibit 10.1 to this Current Report on Form 8-K:

10.1           Credit Agreement dated as of June 29, 2007 among Mexican Restaurants, Inc. and Wells Fargo Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEXICAN RESTAURANTS, INC.

Date: July 6, 2007	By: /s/ Andrew J. Dennard
Name: Andrew J. Dennard Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement dated as of June 29, 2007 among Mexican Restaurants, Inc. and Wells Fargo Bank, N.A.